UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported) November 20, 2007
Home BancShares, Inc.
(Exact name of registrant as specified in its charter)
Arkansas
(State or other jurisdiction of incorporation)

000-51904 (Commission File Number)	71-0682831 (IRS Employer Identification No.)

719 Harkrider, Suite 100, Conway, Arkansas (Address of principal executive offices)	72032 (Zip Code)
(501) 328-4770
(Registrant’s telephone number, including area code)
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item1.01 Entry into a Material Definitive Agreement.
     Home BancShares, Inc announced on November 20, 2007 that it has entered into an agreement with White River Bancshares, Inc. to sell Home’s 20% ownership in White River. The purchase price of the 20% interest is $19,861,500. The sale is conditioned upon White River raising the purchase price through a private placement of its stock. The sale is also conditioned upon any applicable regulatory approvals and other customary provisions. The closing is scheduled no later than March 1, 2008.
     It is Home BancShares, Inc. intention that if the transaction moves forward, that it will be on terms that result in an accretion to 2008 diluted earnings per share of approximately $0.03 and would include a one-time pre-tax gain of approximately $6 million at the closing of the transaction.
     A copy of the press release announcing Home BancShares, Inc. plan to sell its ownership in White River Bancshares, Inc. is attached as Exhibit 99.1.
Item 9.01 Financial Statements and Exhibits.
  (d) Exhibits

10.1	Stock Purchase Agreement between Home BancShares, Inc. and White River Bancshares, Inc.

99.1	Press Release dated November 20, 2007 announcing plans to sell ownership in White River Bancshares, Inc.
SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Home BancShares, Inc.
(Registrant)

Date: November 20, 2007	/s/ Randy Mayor Randy Mayor Chief Financial Officer